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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                 April 30, 1999


                             Tice Technology, Inc.
             (Exact name of registrant as specified in its charter)


        Delaware                    333-11591                  62-1647888
(State of incorporation)     (Commission File Number)         (IRS Employer
                                                          Identification Number)



                           6711 Maynardville Highway
                           Knoxville, Tennessee 37918
                                 (423) 925-4501
    (Address, zip code and telephone number of principal executive offices)
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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.  Change of Control.

     On April 30, 1999, Tice Technology, Inc. ("Tice") entered into a binding letter of intent with The Lanrick Group, Inc. ("LG") under which, in addition to other requirements, Tice sold a total of 700,000 of its Common Shares, 300,000 shares to Patrick L. Martin, 300,000 to Mike A. Atkins and 100,000 to LandOak Securities, LLC (who are related investors), for $280,000. The purchasers indicated that the funds used for the investment were personal funds. Since these investors are related and together purchased approximately 12% of the issued and outstanding Common Shares of Tice, the transaction could be considered to have caused a change of control of the company. However, William
A. Tice continues to own in excess of 80% of the issued and outstanding Common Shares and all of the Class B Common Shares of the company.

     In addition, William A. Tice, the existing control shareholder, agreed to elect two of LG's nominees to the Board of Directors so long as their investors own at least 10% of the stock on a fully diluted basis and to elect one nominee so long as their investors own at least 5% if the stock on a fully diluted basis or the notes to be issued under the letter of intent (and further described below) are outstanding. The Board of Director is currently made up of five directors, but may be expanded to seven with the addition of two outside directors. Most recently, the Board was set at five members. Sarah Y. Sheppherd and Karen A. Walton resigned as directors to free up places for the LG representatvies and Patrick L. Martin and Mike A. Atkins were appointed to the Board as such representatives. Charles R. West, the new President and Chief Executive Officer of Tice, was also appointed to the Board. The directors' resignations were not due to any disagreements. See below for a description of additional terms of the agreement between Tice and LG.

Item 5.  Other Events.

       On April 30, 1999, Tice entered into a binding letter of intent with LG. In addition to the sale of the stock and the agreements relating to the election of directors described above, LG agreed to use its best efforts through a private placement under Rule 505 of Regulation D to raise $910,000 for 1,300,000 Common Shares of Tice and to provide loans in total principal amount of $1,000,000. The loans will be due and payable in 48 months and will bear interest at a rate of 10%. Interest for the first twelve months will be due at the end of the first year and will be payable quarterly after the first year. The loans may be prepaid at any time without a penalty. The loans will be secured by the company's intellectual property rights, specifically the patents on the electronic gearing technology. For each $10,000 in loans, the purchasers of the notes will receive warrants to purchase 1,000 Tice Common Shares which are exercisable for 48 months from the date of issuance at a price of $0.50 per share.

     Upon the successful completion of the offering, Tice will pay approximately $190,000 in commissions to LG or others who participate in the offering and are eligible to receive commissions. LG has the right to demand registration of the shares issued in connection with the letter of intent in addition to piggyback registration rights. If the demand right is exercised during the first year, LG must pay all registration expenses, otherwise the company must pay the expenses. Tice will
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reimburse LG for up to $10,000 of legal expenses associated with the transactions described in the letter of intent at closing. Tice will pay a finders fee equal to 3% of the capital raised. The finder will also receive options to purchase 50,000 Common Shares at an exercise price of $1.00 per share. The options will be exercisable for five years from the date of issuance.

     In the letter of intent, Tice also agrees to cause Billie Joe Clayton, a director of the company, to convert $195,300 of notes owed by Tice to him to equity at the rate of $0.90 per share, and Charles R. West to convert $101,151 of notes owed by Tice to him to equity at the rate $1.00 per share. William A. Tice has agreed to continue to hold notes payable of the company of approximately $456,000 which debt will be subordinated to other debt of the company. No payments will be made on these notes until the loans described above is repaid in full. Mr. Tice will not receive any payments other than those outlined in his employment agreement with Tice.

     As agreed to in the letter of intent, Charles R. West was appointed President and Chief Executive Officer of Tice and its subsidiary, Tice Engineering & Sales, Inc. In connection with the appointment, he entered into an employment agreement with the company which includes stock options to purchase up to a total of 10% of Tice on a fully diluted basis (prior to the investment by LG). One-third of the options will vest one year from the date of issuance and have an exercise price of $1.00 per share, one-third two years from the date of issuance with an exercise price of $3.50 per share and one-third three years from the date of issuance with an exercise price of $7.00 per share. The options are exercisable for five years from the date of vesting. Mr. West will not receive any payments other than those outlined in the employment agreement.

     On May 10 and 11, 1999, Tice issued press releases announcing the execution of the letter of intent and related matters described above.

Item 7.  Financial Statements and Exhibits.

     (c) The following documents are furnished as exhibits to this report:


Exhibit                                                                    Page
 Number  Description of Documents                                         Number
-------  -----------------------                                          ------
99(i)    Press Release, May 10, 1999, in which Tice announces the
         appointment of the President and Chief Executive Officer

99(ii) Press Release, May 11, 1999, in which Tice announces the letter of intent with The Lanrick Group and the private placement

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Tice Technology, Inc.


Date: May 12, 1999            By: /s/ Charles R. West
                                  ----------------------------------
                                  Charles R. West, President